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                                                               EXHIBIT 99.(h)(3)

                            ADMINISTRATION AGREEMENT

                                                             As of _____________

ALPS Mutual Funds Services, Inc.
1625 Broadway, Suite 2200
Denver, Colorado 80202

     Financial Investors Trust, a Delaware business trust (the "Trust"), and ALPS Mutual Funds Services, Inc. ("ALPS") agree as follows:

     The Trust desires to employ the capital of its American Freedom U.S. Government Money Market Fund (the "Fund") by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to ALPS, and resolutions of the Trust's Board of Directors. The Trust desires to employ ALPS as its administrator for the Fund.

1.   DUTIES OF THE ADMINISTRATOR

     ALPS agrees to provide the Trust, on behalf of the Fund, the services listed in Appendix A attached hereto.

2.   FEES; DELEGATION; EXPENSES

     For the services provided to the Trust, on behalf of the Fund, pursuant to this Agreement, the Fund shall pay ALPS the fees listed in Appendix B attached hereto.

     ALPS will from time to time employ or associate itself with such person or persons or organizations as ALPS may believe to be desirable in the performance of its duties. Such person or persons may be officers and employees who are employed by both ALPS and the Trust. The compensation of such person or persons or organizations shall be paid by ALPS and no obligation shall be incurred on behalf of the Trust in such respect.

     ALPS will bear all expenses in connection with the performance of its services under this Agreement and all related agreements, except as otherwise provided herein. ALPS will not bear any of the costs of Trust personnel. Other expenses incurred shall be borne by the Trust or the Trust's adviser, including, but not limited to custodial expenses; taxes; interest; Trustees' fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trustees; printing and mailing shareholder reports, prospectuses, statements of additional

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information, supplements, and proxy materials; securities pricing; and expenses in connection with electronic filings with the Securities and Exchange Commission (the "SEC").

3.   PROPRIETARY AND CONFIDENTIAL INFORMATION

     ALPS agrees on behalf of itself and its officers, directors, employees and ALPS, to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and its shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

4.   LIMITATION OF LIABILITY

     ALPS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5.   TERM

     This Agreement shall become effective as of _________, 2003, and, unless sooner terminated as provided herein, shall continue until ___________, 200__, (the "Initial Term"). During the Initial Term, this Agreement may be terminated, without penalty, solely by agreement of the parties on not less than sixty days written notice. After the Initial Term, this Agreement may be terminated without cause and without penalty by the Trust or by ALPS, on not less than ninety days written notice to the other party. The Trust may immediately terminate this Agreement for cause as defined below.

     Termination for "cause" shall mean:

          (i) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of ALPS with respect to its obligations and duties hereunder;

          (ii) regulatory, administrative, or judicial proceedings against ALPS which result in a determination that it has violated any rule, regulation, order, or law and which in the reasonable judgment of the Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, substantially impairs the performances of ALPS' obligations and duties hereunder;

          (iii) financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent,

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     or acquiescence in, a voluntary or involuntary case under Title 11 of the
     United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

6. REPRESENTATIONS AND WARRANTIES OF ALPS. ALPS represents and warrants to the Trust that:

     (a) It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

     (b) It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

     (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     (d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

     REPRESENTATIONS AND WARRANTIES OF THE TRUST. The Trust represents and warrants to ALPS that:

     (a) It is an open-end investment company duly organized and existing under the laws of the state of Delaware.

     (b) It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

     (c) The Board of Trustees has duly authorized it to enter into and perform this Agreement.

7.   GOVERNING LAW

     This Agreement shall be governed by the laws of the State of Colorado to the extent federal law does not govern.

8. COUNTERPARTS. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject

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matter hereof, provided that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

10. AMENDMENTS TO THIS AGREEMENT. This Agreement may only be amended by the parties in writing.

11. NOTICES. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

          To ALPS:

          ALPS Mutual Funds Services, Inc.
          1625 Broadway, Suite 2200
          Denver, Colorado 80202
          Attn: General Counsel
          Fax: (303) 623-7850


          To the Fund:
          Financial Investors Trust
          1625 Broadway, Suite 2200
          Denver, Colorado 80202
          Attn: Secretary
          Fax: (303) 623-7850

12.  OTHER PROVISIONS

     The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and funds may include ALPS as part of their name and that ALPS or its affiliates may enter into administration or other agreements with such other corporations and funds.

     ALPS further acknowledges and agrees that the liabilities, obligations and expenses incurred hereunder with respect to a particular Trust shall be enforceable against the assets and property of such Trust only, and not against the assets or property of any other Trust or any other series of the Trust.

     If the Trust establishes one or more additional series with respect to which it wishes to retain ALPS to serve as administrator hereunder, it will notify ALPS in writing. If ALPS is willing to render such services under this Agreement, it will so notify the Trust in writing, whereupon such series will become a "Fund" as defined hereunder and will be subject to the provisions of this Agreement to the same extent as the Fund is named above, except to the extent

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that such provisions are modified with respect to such new Fund in writing by the Trust and ALPS.

     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Accepted:

ALPS MUTUAL FUNDS SERVICES, INC.


By:
      -------------------------------
      Name:
      Title:


FINANCIAL INVESTORS TRUST


By:
      -------------------------------
      Name:
      Title:

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                                   Appendix A


                             DUTIES OF ADMINISTRATOR

- On a monthly basis, assist the Trust in monitoring the Fund's compliance with:

          (i) the investment restrictions described in the Fund's registration statement
          (ii)    SEC diversification requirements, as applicable
          (iii) its status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended

-    Coordinate the preparation and filing with the SEC on behalf of the Fund:

          (i)     Registration Statements on Form N-1A and supplements thereto
          (ii)    Form N-SAR
          (iii)   Form N-CSR
          (iv)    Form 24f-2
          (v)     Shareholder reports pursuant to Rule 30(b)2
          (vi)    Fidelity bond pursuant to Rule 17g-1

     ALPS shall not be responsible for the accuracy or adequacy of any information contained in the documents listed in subsections (i) through
     (vi) above, to the extent such information is provided to ALPS by the Trust, other service providers to the Trust, or any other third party.

- Administer the Trust's Code of Ethics (including review of securities transaction reports from the Trust's Independent Trustees) and generally assist in monitoring compliance with such Code of Ethics, as contemplated under Rule 17j-1 of the 1940 Act. The Trust shall provide ALPS with a list of Access Persons of the Trust, who will be subject to the reporting requirements of Rule 17j-1 of the 1940 Act, and shall update such list as necessary. Access Persons of the Trust's investment adviser and distributor shall be responsible for reporting under the investment adviser's and distributor's Code of Ethics, respectively, and not the Trust's Code of Ethics.

- Provide assistance to the Trust related to quarterly Board of Trustees meetings including:

          (i)     Prepare and distribute draft of meeting minutes
          (ii)    Prepare and distribute draft of meeting agenda
          (iii) Prepare board reports regarding services provided by ALPS, as requested by the Trust
          (iv) Coordinate compilation, printing and distribution of board materials

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     ALPS shall not be responsible for the accuracy or adequacy of any information provided to ALPS from the Trust, other service providers to the Trust, or any other third party for inclusion in the Board books.

- Assist the Trust with placement of fidelity bond and errors and omissions insurance policies

- Prepare the Trust's semi-annual financial statements including schedules of investments and the related statements of operations, assets and liabilities and, changes in net assets, as well as the financial highlights and footnotes to the financial statements.

- Provide facilities, information and personnel, as necessary, to accommodate annual audits with the Trust's independent accountants, or examinations conducted by the Securities and Exchange Commission.

- Monitor the Trust's expense accruals by establishing expense budgets and comparing expense accruals on a periodic basis to actual expenses paid.

- Report performance and other portfolio information to outside reporting agencies as directed by the Trust.

- Calculate monthly performance including total return and SEC yield calculations.

- Calculate dividends in accordance with the policies detailed in the Trust's registration statement.

-    Provide tax services to the Trust including:

          (i)     Prepare and file Federal tax returns on Form 1120-RIC
          (ii)    Prepare and file necessary state tax returns
          (iii)   Prepare and file Federal Excise tax return on Form 8613
          (iv)    Calculate year-end capital gain distributions
          (v)     Prepare and file required 1099-MISC, as required
          (vi) Provide financial information for year-end tax-letter sent to shareholders

- Perform fund accounting services as outlined in the Fund Accounting Agreement between ALPS and the Trust.

- Perform blue sky registration services as outlined in the Blue Sky Services Agreement between ALPS and the Trust.

- Perform transfer agency services as outlined in the Transfer Agency Agreement between ALPS and the Trust.

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                                   Appendix B

                                      FEES

Fees paid to ALPS shall be calculated daily and payable monthly by the Portfolio at the annual rate of:

The greater of $360,000 or 16 basis points (0.16%) on the first $500 million of average daily net assets, 14 basis points (0.14%) on average daily net assets in excess of $500 million, but not exceeding $1 billion, and 12 basis points (0.12%) on average daily net assets in excess of $1 billion.